                                                                    EXHIBIT (12)

STATEMENT RE: COMPUTATION OF RATIOS

(Dollars in thousands)

                                                              Year Ended December 31
                                                      ----------------------------------------
                                           1998         1997         1996         1995         1994
                                           ----         ----         ----         ----         ----
RATIO OF EARNINGS TO FIXED
  CHARGES
Income before income taxes and
  cumulative effect of accounting
  change                                 $147,537     $148,153      $153,421     $128,196     $101,255
Dividends received, net of equity
  in earnings (loss) of
  unconsolidated affiliates                   887        1,605         9,961       (3,704)       1,213
Fixed charges                              43,552       46,034        41,712       31,762       30,249
                                         --------     --------      --------     --------     --------
Income before cumulative effect
  of accounting change for
  computation purposes                   $191,976     $195,792      $205,094     $156,254     $132,717
                                         ========     ========      ========     ========     ========

FIXED CHARGES
Interest expense, including interest
  related to corporate owned life
  insurance                              $ 33,313     $ 37,971      $ 34,963     $ 24,477     $ 22,582
Portion of rent expense representing
  interest                                  7,518        6,819         6,288        6,903        7,303
Amortization of debt expense and
  debt discount                             2,721        1,244           461          382          364
                                         --------     --------      --------     --------     --------
Total fixed charges                      $ 43,552     $ 46,034      $ 41,712     $ 31,762     $ 30,249
                                         ========     ========      ========     ========     ========
Ratio of Earnings to Fixed
  Charges                                    4.4x         4.3x          4.9x         4.9x         4.4x
                                         ========     ========      ========     ========     ========

For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges and dividends received, net of equity in earnings
(loss) of unconsolidated affiliates. Fixed charges consist of interest expense, the portion of rent expense representing interest and amortization of debt discount.


                                      -80-